274 Putnam New Value Fund attachment
02/28/05 Semi

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended February 28, 2005, Putnam Management
has assumed $8,256 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		6,352
Class B		634
Class C		54

72DD2 (000s omitted)

Class M		92
Class R		1
Class Y		1,065

73A1 (000s omitted)

Class A		0.134
Class B		0.020
Class C		0.023

73A2 (000s omitted)

Class M		0.048
Class R		0.161
Class Y		0.171

74U1 (000s omitted)

Class A		54,654
Class B		31,480
Class C		2,571

74U2 (000s omitted)

Class M		1,948
Class R		10
Class Y		6,768

74V1

Class A		18.02
Class B		17.76
Class C		17.74

74V2

Class M		17.97
Class R		17.95
Class Y		18.03